EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 10/05/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-1.09%	-1.09%	5.83%
Class B Units	-1.10%	-1.10%	5.14%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED OCTOBER 5, 2007

Grant Park sustained trading losses during the first week of October.  Positions in the soft/agricultural commodities, energies and interest rates accounted for the bulk of setbacks; gains came mainly from the stock index sector.

Grain prices fell during the week, resulting in losses for long positions in the sector.  The November soybean contract on the Chicago Board of Trade was 50.75 cents lower at $9.4050 per bushel; December wheat fell 49 cents while December corn closed a little more that 30 cents lower.  Analysts suggested that a spike in the value of the U.S. dollar put pressure on grain prices as traders were forced to liquidate profitable long positions.

The stronger dollar also put downward pressure on energy prices, resulting in losses for the sector.  Long positions in crude oil, gas oil and heating oil sustained losses as investors moved to cover profitable positions after the dollar rallied on better-than-expected employment data out of the U.S.

Long positions in the interest rate sector lost ground after a strong U.S. employment report sent fixed income prices lower.  The Bureau of Labor Statistics reported that the U.S. economy added 110,000 jobs in September and that August payrolls, which initially showed a decrease of 4,000 jobs, actually grew by 89,000 jobs.  The news sent U.S. Treasury prices lower as investors reasoned that the data might make it more difficult for the U.S. Federal Reserve Bank to lower interest rates when it meets at the end of October.

Lastly, the positive jobs data sent share prices higher, benefiting long positions in the stock indices.  The Nasdaq-100 and S&P Composite Index both finished the week in positive territory on speculation that the jump in payrolls might indicate a strengthening U.S. economy.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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